UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Gulfport Energy Corporation

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Press Release

Gulfport Energy Corporation Announces Voting Results on Several Proposals Voted On at 2013 Annual Meeting and Adjournment of 2013 Annual Meeting with respect to Charter Amendment Proposal to July 18, 2013

OKLAHOMA CITY (June 13, 2013) Gulfport Energy Corporation (NASDAQ: GPOR) (“Gulfport”) held its 2013 Annual Meeting of Stockholders today. The proposals considered at the Annual Meeting are described in detail in Gulfport’s definitive proxy statement for the Annual Meeting as filed with the Securities and Exchange Commission (the “SEC”) on April 30, 2013, as supplemented by additional definitive proxy soliciting materials filed with the SEC on June 7, 2013 (together, the “Proxy”). As of April 23, 2013, the record date, 77,375,107 shares of common stock were outstanding and entitled to vote at the 2013 Annual Meeting, excluding 389,110 shares of Gulfport’s restricted common stock granted under its Amended and Restated 2005 Stock Incentive Plan but not yet vested.

At today’s Annual Meeting, Gulfport’s stockholders voted and approved the following proposals found in the Proxy: (i) Proposal 1 to elect the nominated directors, (ii) Proposal 3 to approve Gulfport’s 2013 Restated Stock Incentive Plan, (iii) Proposal 4 to approve, on an advisory basis, the compensation paid to Gulfport’s named executive officers as reported in the Proxy and (iv) Proposal 5 to ratify Grant Thornton LLP as Gulfport’s independent auditors for 2013. Gulfport considered the recommendation from the proxy advisory firm Institutional Shareholder Services (“ISS”) and the preliminary stockholder vote received by Gulfport on Proposal 2 found in the Proxy and determined to revise Proposal 2 consistent with ISS’ recommendation so that Proposal 2 will now provide for an amendment to Gulfport’s restated certificate of incorporation to increase the total number of authorized shares of common stock from 100 million to 200 million, rather than 250 million, as was initially contemplated by Proposal 2.

Due to the foregoing, Gulfport’s 2013 Annual Meeting was adjourned with respect to Proposal 2 to solicit stockholders’ votes on the revised Proposal 2. The 2013 Annual Meeting will reconvene on July 18, 2013 at 10 a.m. at Gulfport’s corporate offices located at 14313 N. May Avenue, Suite 100, Oklahoma City, Oklahoma 73134 for the purpose of holding a stockholder vote on the revised Proposal 2. The charter amendment to increase the authorized shares of common stock requires the affirmative “FOR” vote of a majority of the outstanding shares of Gulfport’s common stock entitled to vote thereon. Abstentions will have the same effect as negative votes in determining whether this proposal was approved by the stockholders. Broker non-votes will not be counted for voting purposes and will have no effect on the result of the vote on this proposal.

During the period of the adjournment, Gulfport will mail notice of the revised Proposal 2 and a new proxy card to Gulfport’s stockholders of record as of April 23, 2013 and will solicit proxies with respect to the revised Proposal 2. Stockholders are encouraged to vote on the revised Proposal 2. Stockholders are also encouraged to read the Proxy and any additional definitive proxy soliciting materials that Gulfport may file with the SEC in connection with the revised Proposal 2. You may also contact Gulfport’s proxy solicitor, MacKenzie Partners, Inc., at (212) 929-5500 or toll-free at (800) 322-2885 if you need assistance with voting.

This information is being provided to certain stockholders in addition to the Proxy which you already received. Please read the complete Proxy, the accompanying materials and any additional proxy soliciting materials that Gulfport may file with the SEC carefully before you make a voting decision.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Utica Shale of Eastern Ohio. Gulfport also has producing properties in the Niobrara Formation of Northwestern Colorado. In addition, Gulfport holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC, an 18.8% equity interest in Diamondback Energy Inc., a NASDAQ Global Select Market listed company, and has an interest in an entity that operates in Southeast Asia, including the Phu Horm gas field in Thailand.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q, 8-K, proxy statement and additional proxy soliciting materials, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Director, Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888